                                                                 EXHIBIT 10.2





             _____________________________________________________

                         NDE ENVIRONMENTAL CORPORATION

                                      NOTE

                                      AND

                           WARRANT PURCHASE AGREEMENT

             _____________________________________________________



                          DATED AS OF OCTOBER 25, 1996

                               TABLE OF CONTENTS


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
BACKGROUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         A.      SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         B.      ACQUISITION TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         C.      SENIOR LOANS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         D.      PURCHASE AND SALE OF NOTE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         E.      WARRANTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         F.      SECURITY FOR PAYMENT OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

STATEMENT OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 SECTION 1.       DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 SECTION 2.       PURCHASE AND SALE OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 SECTION 3.       ISSUANCE OF WARRANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 SECTION 4.       CONDITIONS TO CLOSINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 SECTION 5.       REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . . .  22
                 SECTION 6.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . . . . . . . . . . . . .  25
                 SECTION 7.       FINANCIAL REPORTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 SECTION 8.       AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 SECTION 9.       NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 SECTION 10.      FINANCIAL TESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 SECTION 11.      EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 SECTION 12.      MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


                 Form of Note Between Company and Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit A
                 Form of Warrant Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit B
                 Certificate of the Chairman of the Board . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit C
                 Legal Opinion of Baker & Botts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit D

                 Schedule 1.114
                 Schedule 5(j)
                 Schedule 5(s)

                                    NOTE AND
                           WARRANT PURCHASE AGREEMENT

    This is a NOTE and WARRANT PURCHASE AGREEMENT dated as of October 25, 1996 ("Agreement") by and among NDE ENVIRONMENTAL CORPORATION ("NDE"), a Delaware corporation, TANKNOLOGY/NDE CORPORATION("TCI"), a Delaware corporation, USTMAN INDUSTRIES, INC. ("USTMAN"), a Delaware corporation, PROECO, INC. ("Proeco"), a Delaware corporation and TANKNOLOGY OF CANADA (1988), INC. ("Canada"), a Canadian Federal corporation, as sellers and BANC ONE CAPITAL PARTNERS, L.P. ("Purchaser"), an Ohio limited partnership, as purchaser.

     NDE, Testing & Equipment, TCI, USTMAN, Proeco, and Canada are referred to collectively as the "Sellers" and individually as a "Seller". The Sellers and the Purchaser are referred to individually as a "Party" and collectively as the "Parties."


                                   BACKGROUND

A.      SELLERS.

    The Sellers are engaged in the business of environmental testing. TCI is the successor by merger to NDE Testing & Equipment, Inc., a Florida corporation, and was formerly known as Tanknology/NDE Corporation.

B.      ACQUISITION TRANSACTION.

    NDE is party to a Stock Purchase Agreement dated as of October 7, 1996 (the "Stock Purchase Agreement"), by and between NDE, as purchaser, and Tanknology Environmental Inc., ("TEI") as seller. The Stock Purchase Agreement provides for the acquisition by NDE from TEI of all of the outstanding Capital Stock of TCI, USTMAN and Canada (the "Acquisition Transaction").


C.      SENIOR LOANS.

    Pursuant to a Loan Agreement dated as of October 25, 1996 ("Senior Loan Agreement") by and between Bank One, Texas, N.A. ("Senior Lender") and the Sellers, the Senior Lender has agreed to make a $6,000,000 aggregate principal amount term loan to the Sellers, and to provide to the Sellers on a revolving credit basis up to a maximum aggregate principal amount of $5,000,000 at any one time outstanding (collectively, the "Senior Loans"). The Senior Loans are secured by a first priority security interest in the Collateral.

D.      PURCHASE AND SALE OF NOTE.

    Upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall issue and sell to Purchaser a Senior Subordinated Note in the aggregate principal amount of $8,000,000 due December 31, 2001 ("Note").

E.      WARRANTS.

    Upon the terms and subject to the conditions set forth in this Agreement, NDE shall issue and sell to Purchaser 13,022,920 warrants ("Warrants"). Each Warrant, subject to adjustment as provided for in the Warrant Certificates, evidences the right to purchase one share of NDE common stock, $0.0001 par value, ("Common Shares"). The Warrants are evidenced by a warrant certificate "Warrant Certificate".

    The Common Shares issuable upon exercise of the Warrants are referred to as the "Warrant Shares" and represent, as of the date hereof, in the aggregate approximately 40% of the Outstanding Shares after giving effect to the issuance of such Warrant Shares.

F.      SECURITY FOR PAYMENT OF THE NOTES.

    Pursuant to the (i) Subordinated Security Agreement, the Sellers have, as security for the obligations hereunder, granted to the Purchaser a second priority security interest in the Collateral, whether now owned or hereafter acquired, second only to the security interest in such assets of the Senior Lender, and (ii) Pledge Agreement, NDE has granted to the Purchaser a second priority security interest in the Subsidiary Stock, second only to the security interest in such assets of the Senior Lender.

                             STATEMENT OF AGREEMENT

    In consideration of their mutual promises set forth in this Agreement, the Parties hereby agree as follows.

    SECTION 1.  DEFINED TERMS.

    As used herein, the following terms shall have the following meanings, unless the context otherwise requires, as modified, amended or restated from time to time as provided for herein.


    1.1     "Accelerated" is defined in the Note.

    1.2     "Acceleration Notice" is defined in the Note.

    1.3 "Accredited Institutional Investor" means a financial institution or other business entity that is an "accredited investor" with the meaning of clauses (1), (2), (3) or (7) of Rule 501(a) under Regulation D of the Exchange Act.

    1.4 "Accountant" means the Company's independent public accountant selected and approved in the manner provided for in this Agreement.

    1.5 "Accountant's Statement" means, with respect to each Annual Financial Statement, a written statement of such Accountant stating in effect that in the course of their Audit with respect to such Financial Statement no Default has come to their attention, or, if a Default has come to their attention, stating the nature and period of existence of such Default.

    1.6 "Accounting Periods" means the Fiscal Year, Quarter or Month, as applicable.

    1.7 "Accounting Statements" means collectively, with respect to any Accounting Period, statements of income, changes in financial position (cash flow) and shareholders' equity for such Accounting Period and a statement of financial condition as at the end of such Accounting Period.

    1.8 "Acquisition Transaction" shall have the meaning set forth in Paragraph B.

    1.9 "Additional Common Shares" means all Common Shares issued by NDE after the Closing Date other than Warrant Shares and shares issued under NDE's employee and director stock option plans.

    1.10 "Adjusted EBITDA" means with respect to any Accounting Period, EBITDA for that Accounting Period less the sum of (i) taxes paid in cash with respect to such Accounting Period, and (ii) the lesser of (A) $750,000 (annualized) and (B) actual Capital Expenditures incurred with respect to that Accounting Period.

    1.11     "Adjusted Exercise Price" is defined in the Warrant Certificate.

    1.12 "Adjusted Permitted Indebtedness" means, as determined as of any date (i) the aggregate principal amount of all Permitted Indebtedness, excluding (ii) the aggregate principal amount of the Senior Indebtedness outstanding as of such date of determination.

    1.13     "Adjustment Amount" is defined in the Warrant Certificate.

    1.14     "Adjustment Event" is defined in the Warrant Certificate.

    1.15 "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company or another specified Person, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

    1.16 "Affirmative Covenants" means the covenants of the Company set forth in Section 8.

    1.17 "Agreement" means this Note and Warrant Purchase Agreement dated October 25, 1996, by and among the Purchaser and the Sellers.

    1.18     "Amortization Commencement Date" is defined in the Note.

    1.19 "Annual Financial Statements" means, with respect to each Fiscal Year, the consolidated and consolidating Accounting Statements of the Company with respect to such Fiscal Year, presented with corresponding Accounting Statements for the preceding Fiscal Year, which Accounting Statements shall be Audited, prepared in accordance with GAAP and presented in reasonable detail (including appropriate footnotes) and in a form reasonably satisfactory to the Purchasers. Accounting Statements prepared for and contained in the NDE's Form 10-K filed with the SEC shall be deemed to constitute the Company's Annual Financial Statement.

    1.20 "Applicable Law" means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, statutes, rules, regulations, guidelines, ordinances, licenses, permits, judicial or administrative decisions of any country, or any political subdivision, agency, commission, official or court thereof having jurisdiction over such Person.

    1.21     "Appraiser" is defined in the Put Option Agreement.

    1.22     "Assessments" is defined in the Note.

    1.23     "Assignee" is defined in the Pledge Agreement.

    1.24     "Assignor" is defined in the Pledge Agreement.

    1.25 "Audit" or "Audited" means, with respect to the consolidated Annual Financial Statements, an examination without limitation as to scope by the Accountant in accordance with generally accepted auditing standards for the purpose of expressing an opinion of such Accounting Statements.

    1.26 "Audit Report" means, with respect to the consolidated (but not the consolidating) Annual Financial Statements, the report of the Accountant indicating the scope of the Audit with respect to such Statements and setting forth the opinion of such Accountant with respect to such Annual Financial Statements as a whole, or an assertion to the effect that an overall opinion cannot be expressed. The Audit Report shall set forth any qualification to such opinion and, when such an overall opinion cannot be expressed, set forth the reasons therefor.

    1.27 "Board of Directors" means the board of directors of NDE and, as applicable and to the extent permitted by law, any committee of such board of directors authorized to exercise the powers of the board of directors.

    1.28     "BOT" is defined in the Note.

    1.29 "Business Day" means any day other than a Saturday, Sunday or day upon which banking institutions are authorized or required by law or executive order to be closed in the City of Columbus, Ohio.

    1.30 "Canada" means Tanknology Canada (1988), Inc., a Canadian Federal corporation, together with its successors and assigns.

    1.31     "Capitalized Earnings Amount" is defined in the Put Option
Agreement.

    1.32 "Capital Expenditures" means, with respect to the Company, expenditures for tangible business assets with a useful life in excess of one year, the acquisition cost of which is, in accordance with GAAP, depreciated over the useful life of such asset.

    1.33 "Capital Stock" of any Person means, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person or partnership interests and any warrants, options or other rights to acquire such stock or interests.

    1.34 "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof which mature within 90 days from the date of acquisition, and (ii) time deposits and certificates of deposit, which mature within 90 days from the date of acquisition, of any domestic commercial bank having capital and surplus in excess of $200,000,000, which has, or the holding company of which has, a commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poors Corporation or P-1 or the equivalent thereof by Moody's

    1.35 "CFO Certificate" means, with respect to the Quarterly Financial Statements and the consolidating Annual Financial Statements, a certificate signed by the chief financial officer of the Company stating in effect that such Financial Statements, when delivered, (i) were, to the best of his knowledge, complete and correct in all material respects, (ii) were prepared in accordance with GAAP, and (iii) fairly present the results of operations for the applicable Accounting Period and the financial condition as at the end of such Accounting Period. The CFO Certificate shall be presented in a standard form reasonably satisfactory to the Purchaser.

    1.36 "Change of Control" means (i) an event or series of events by which any Person or Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), of 50% or more of the Voting Power of the Company, (ii) the Company is merged with or into another corporation with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than a majority of the combined Voting Power of the Person surviving the transaction, or (iii) the direct or indirect, sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or group of Persons; provided, however, that for purposes of determining whether or not a "Change of Control" has occurred, (A) the Warrants shall be deemed to have been fully exercised and all of the Warrant Shares shall be deemed to be issued and outstanding, (B) the grant and exercise of the Warrants shall not otherwise be taken into account (C) and Transfers by the Purchaser shall not otherwise be taken into account.

    1.37 "Closing Date" means October 25, 1996, or such later date as the Parties shall mutually agree.

    1.38 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    1.39 "Collateral" is defined in the Pledge Agreement and in the Subordinated Security Agreement.

    1.40     "Commencement Date" is defined in the Warrant Certificate.

    1.41     "Commission" is defined in the Registration Rights Agreement.

    1.42 "Commitment Letter" means the Commitment Letter dated October 25, 1996, from Proactive Partners, L.P., ("Proactive") a California limited partnership to NDE, whereby Proactive has agreed to advance to NDE $1,000,000 upon any material default under this Agreement, the Note, or the Senior Loan Agreement. This Commitment Letter shall be assigned by NDE to the Purchaser as security for the repayment of the Note and payment of the Repurchase Price of the Put Option.

    1.43 "Common Shares" means the shares of common stock, $0.0001 par value, of NDE, at any time outstanding.

    1.44 "Company" means NDE, together with its Subsidiaries, treated as a consolidated entity for accounting purposes.

    1.45 "Compliance Certificate" means, with respect to each Fiscal Year and each Quarter, a certificate signed by the chief financial officer of the Company (i) stating that no Default has occurred and is continuing, (ii) stating that, to the best of his knowledge, the Company is in compliance with each of the Affirmative Covenants and each of the Negative Covenants, and (iii) setting forth in reasonable detail a computation of each of the Financial Tests as of the end of the applicable Fiscal Year or Quarter. The Compliance Certificate shall be presented in a standard form reasonably satisfactory to the Purchaser.

    1.46 "Consulting Agreement" means the Consulting Agreement dated as of October 25, 1996, by and between NDE and Bober Markey & Company.

    1.47 "Convertible Securities" means evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, or options, warrants or other rights that are exercisable for, Common Shares that, when issued, would constitute Additional Common Shares, either immediately or upon the occurrence of a specified date or a specified event, but excluding the Common Shares issuable upon exercise of the Warrants.

    1.48 "Co-Sale Agreement" means the Co-Sale Agreement dated as of the date hereof by and among NDE, Proactive Partners, L.P., a California limited partnership, Lagunitas Parnters, L.P., a California limited partnership, Jay Allen Chaffee, Dan Sharplin and the Purchaser.

    1.49     "Date of Note" is defined in the Note.

    1.50 "Debtor(s)" is defined in the Subordinated Security Agreement and the Pledge Agreement.

    1.51 "Debtor Subsidiary(ies)" is defined in the Subordinated Security Agreement and the Pledge Agreement.

    1.52 "Debt Service Coverage Ratio" means with respect to any Accounting Period, the ratio of (i) Adjusted EBITDA for such Accounting Period, to (ii) the sum of the following for such Accounting Period: (A) all interest (including interest on the Note); (iii) preferred dividends; (iv) actual scheduled principal amortization of the Senior Indebtedness for the upcoming 12 month period; and (v) actual scheduled principal amortization of the Note for the upcoming 12 month period.

    1.53     "Default" is defined in the Note.

    1.54     "Default Interest Rate" is defined in the Note.

    1.55     "Default Rate Election" is defined in the Note.

    1.56     "Discount Rate" is defined in the Note.

    1.57 "Disposition" means (i) a merger, consolidation or other business combination in which NDE is not the surviving entity and the NDE's stockholders receive cash or non-cash consideration in exchange for or in respect of their shares of Capital Stock of NDE or (ii) the sale, lease, conveyance, transfer or other disposition (other than the grant of a security interest) in any single transaction or series of related transactions of all or substantially all of the assets of the Company.

    1.58     "Dividends" in respect of any corporation means:

             (i) Cash distributions or any other distributions on, or in respect of, any class of equity security of such corporation, except for distributions made solely in shares of securities of the same class; and

             (ii) Any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such securities; but shall exclude

             (iii) the exercise of the Warrants and the purchase of any securities by the Sellers pursuant to the Put Option.


    1.59 "EBITDA" means, as determined as of any date, earnings of the Company (as reflected on the most recent Financial Statements) for the twelve-month period ended immediately prior to any such date of determination determined excluding all amounts expensed as reflected on such Financial Statements during such twelve-month period with respect to (i) interest expense with respect to Permitted Indebtedness, (ii) federal and state income tax expense, (iii) depreciation expense, and (iv) amortization expense.

    1.60 "Environmental Laws" means any and all laws, statutes, judgments, ordinances, rules, regulations, orders, determinations, interpretations, or guidance of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Company and its subsidiaries, if any, is conducting or at any time has conducted business, or where any property of the Company and its subsidiaries, if any, whether leased or owned, is located, or where any hazardous substances generated or disposed of by the Company and its subsidiaries, if any, are located, including, without limitation, the Federal Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, as amended, the Federal Clean Water Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conversion and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Oil Pollution Act of 1990, the National Environmental Policy Act, as amended, the Hazardous Materials Transportation Act, as amended, the Atomic Energy Act, as amended, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, and other environmental conservation or protection laws, now existing or hereafter enacted.





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
    1.61 "ERISA" means the Employee Retirement Security Act of 1974, as amended from time to time.

    1.62 "ERISA Affiliate" means all members of the group of corporations and trades or businesses (whether or not incorporated) which, together with the Company, are treated as a single employer under Section 414 of the Code.

    1.63 "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code maintained or contributed to by the Company or any ERISA Affiliate with respect to which the Company has a fixed or contingent liability.

    1.64     "Event of Default" is defined in the Note.

    1.65     "Exchange Act" is defined in the Registration Rights Agreement.

    1.66     "Exercise Period" is defined in the Warrant Certificate.

    1.67     "Exercise Price" is defined in the Warrant Certificate.

    1.68     "Expiration Date" is defined in the Warrant Certificate.

    1.69     "Fair Market Value Amount" is defined in the Put Option Agreement.

    1.70 "Financial Statements" means the Annual Financial Statements, Monthly Financial Statements and Quarterly Financial Statements of the Company.

    1.71 "Financial Tests" means the financial tests with respect to the Company set forth in Section 10, which tests are based upon the Annual and Quarterly Financial Statements and determined as provided for therein.

    1.72 "Fiscal Year" means each year ended on December 31, or other fiscal year of the Company adopted in the manner provided for in this Agreement. Each Fiscal Year consists of four Quarters.

    1.73 "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

    1.74     "Holder's Prorata Share" is defined in the Preemptive Rights
Agreement.

    1.75 "Holder's Shares" is defined in the Preemptive Rights Agreement and in the Put Option Agreement.





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
    1.76 "Indebtedness" means with respect to the Company, as of any date of determination, the sum (without duplication) at such date of (i) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture, or similar instrument, reflected on the most recent Financial Statements, (ii) all obligations of the Company under any financing lease, (iii) all obligations of the Company in respect of letters of credit, acceptances, or similar obligations issued or created for the account of the Company, (iv) all guaranty obligations of the Company, and (v) all liabilities secured by any lien on any property owned by the Company, whether or not the Company has assumed or otherwise become liable for the payment thereof.

    1.77     "Indemnified Party" is defined in the Subordinated Security
Agreement.

    1.78 "Indemnified Liabilities" is defined in the Subordinated Security Agreement.

    1.79     "Initial Exercise Price" is defined in the Warrant Certificate.

    1.80     "Insolvency Law" is defined in the Note.

    1.81     "Insolvency Order" is defined in the Note.

    1.82     "Insolvency Proceeding" is defined in the Note.

    1.83     "Insolvency Relief" is defined in the Note.

    1.84     "Interest" is defined in the Note.

    1.85     "Interest Rate"is defined in the Note.

    1.86 "Intercreditor Agreement" means the Intercreditor Agreement dated as of October 25, 1996, by and between the Purchaser and the Senior Lender, as modified, amended or restated from time to time.

    1.87 "Investment" means any loan, advance or capital contribution to, or investment in, or purchase or otherwise acquisition of any Capital Stock, securities or evidences of indebtedness of any Person.

    1.88     "Involuntary Insolvency Default" is defined in the Note.

    1.89 "Lender Reports" means, without duplication of statements, certificates, notices or reports furnished to the Purchaser pursuant to Section
7.1 of this Agreement, copies of all financial statements, certificates, notices, reports or other information furnished to any bank, financial institution or note purchaser pursuant to the requirements of any loan or note purchase or similar agreement with respect to any material Indebtedness of the Company.





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
    1.90 "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the uniform commercial code or comparable law of any jurisdiction in respect of any of the foregoing).

    1.91     "Litigation" is defined in the Note.

    1.92 "Management Letters" means any letter or report furnished by the Accountants to management of the Company in connection with any Audit or otherwise describing findings or recommendations with respect to the accounting or management practices or procedures of the Company and, including, all reports submitted to the Company by the Accountant in connection with any interim or special audit made by the Accountant

    1.93     "Market Determined Value Amount" is defined in the Put Option
Agreement.

    1.94     "Maturity Date" is defined in the Note.

    1.95     "Minimum Exercise Price" is defined in the Warrant Certificate.

    1.96 "Minutes" means all minutes, minutes of written action or reports (including schedules and exhibits thereto) of a shareholder's meeting or actions and all meetings or actions of the board of directors or any committee thereof or appointed thereby of NDE or any Subsidiary.

    1.97     "Month" means a calendar month, and "Monthly" means each Month.

    1.98 "Monthly Financial Statements" means, with respect to each Month, the consolidated Accounting Statements of the Company with respect to such Month, which Accounting Statements shall be prepared and presented in the manner customary for purposes of dissemination for management of the Company.

    1.99 "NDE" means NDE Environmental Corporation, a Delaware corporation, together with its successors and assigns.

    1.100 "Negative Covenants" means the covenants of the Company set forth in Section 9.

    1.101 "Net Income" means, for any period, the net income (or loss) of the Company after allowance for taxes for such period, determined in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Company has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Company; (ii) the net income (or loss) of any Person acquired in a pooling-of-interest transaction for any period prior to the date of such transaction;
(iii) any extraordinary gains or losses, including gains or losses attributable to property sales not in the ordinary course of business; (iv) the cumulative effect of a change in accounting principles; and (v) any gains or losses attributable to writeups or write downs of assets.

    1.102 "Non-Surviving Combination" means any merger, consolidation or other business combination by the Company with one or more other entities in a transaction in which the Company is not the surviving entity.

    1.103 "Note" means the $8,000,000 aggregate principal amount Senior Subordinated Note issued and sold by the Sellers to the Purchaser pursuant to this Agreement, due December 31, 2001. The Note is in the form of Exhibit A.

    1.104 "Notice" means any notice required to be given to any Party under this Agreement or any of the Related Documents pursuant to Section 12(j)

    1.105    "Notice of Exercise" is defined in the Warrant Certificate.

    1.106    "Number of Warrant Shares" is defined in the Warrant Certificate.

    1.107 "Obligations" means (i) all amounts owed by the Sellers to the Purchaser evidenced by the Note, and (ii) all other present and future indebtedness and obligations of the Sellers to the Purchaser however created, arising or evidenced, direct or indirect, absolute or contingent, due or to become due, now or hereafter existing (other than under the Warrants, Put Option and Registration Rights Agreement).

    1.108 "Outstanding Shares" is defined in the Put Option Agreement and the Preemptive Rights Agreement.

    1.109 "Parties" means the Sellers and the Purchaser collectively, and "Party" means any one of the Parties.

    1.110    "Payment Date" is defined in the Note.

    1.111    "Payment Default" is defined in the Note.

    1.112    "Pay Off Date" is defined in the Note.

    1.113 "Permitted Indebtedness" means, as of any date of determination the aggregate principal amount of all Indebtedness of the Company outstanding as of such date of determination, but only to the extent that the principal amount of such Indebtedness does not exceed the amounts permitted under this Agreement.

    1.114    "Permitted Liens" means:

             (i) Liens incurred pursuant to the Purchase Agreements and Related Documents;

             (ii) Liens securing the Senior Indebtedness as contemplated in the Intercreditor Agreement;

             (iii) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons;

             (iv) Liens incurred or deposits made in the ordinary course of business (A) in connection with workers' compensation, unemployment insurance, social security and other like laws, or (B) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

             (v) attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

             (vi) purchase money security interests granted to secure not more than 75% of the purchase price of assets, the purchase of which does not violate this Agreement or any Related Document; and

             (vii)   Liens specifically identified in Schedule 1.114.

    1.115 "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or any other form of equity.

    1.116 "Pledge Agreement" means the Security Interest-Pledge of Subsidiary Stock Agreement dated as of the date hereof by and between NDE and the Purchaser.

    1.117    "Preemption Offering" is defined in the Preemptive Rights
Agreement.

    1.118 "Preemptive Rights Agreement" means the Preemptive Rights Agreement dated as of the date hereof, by and between NDE and the Purchaser.

    1.119    "Preemptive Shares" is defined in the Registration Rights
Agreement.

    1.120    "Prepayment Premium" is defined in the Note.

    1.121    "Principal Amount" is defined in the Note.

    1.122 "Proceeds" is defined in the Pledge Agreement and in the Subordinated Security Agreement.

    1.123 "Proeco" means Proeco, Inc., a Delaware corporation, together with its successors and assigns.

    1.124    "Prohibited Transfer" is defined in the Co-Sale Agreement.

    1.125    "Purchase Offer" is defined in the Co-Sale Agreement.

    1.126 "Purchaser" means Banc One Capital Partners, L.P., an Ohio limited partnership, together with its successors and assigns.

    1.127    "Put Date" is defined in the Put Option Agreement.

    1.128    "Put Event" is defined in the Put Option Agreement.

    1.129    "Put Option"is defined in the Put Option Agreement.

    1.130 "Put Option Agreement" means the Put Option Agreement dated as of the date hereof by and between NDE and the Purchaser.

    1.131    "Put Shares" is defined in the Put Option Agreement.

    1.132 "Qualified Public Offering" means the first offer and sale to the public by NDE or any holders of shares of any class of its Capital Stock, after the Closing Date, pursuant to a registration statement that has been declared effective by the SEC; provided, however, that the gross proceeds of the shares issued and sold by NDE are at least $20,000,000.

    1.133 "Quarter" means each quarter annual period of the Fiscal Year, and "Quarterly" means each Quarter. Each Quarter consists of three Months.

    1.134 "Quarterly Financial Statements" means, with respect to each Quarter, the consolidated Accounting Statements of the Company with respect to such Quarter and the current Fiscal Year to date, presented with corresponding Accounting Statements for the same Quarter and Fiscal Year to date period for the preceding Fiscal Year, which Accounting Statements shall be prepared in accordance with GAAP (subject to applicable year end adjustments) and presented in reasonable detail (but omitting footnotes that would substantially duplicate footnotes contained in the most recent Annual Financial Statements). Accounting Statements prepared for and contained in the NDE's Form 10-Q filed with the SEC shall be deemed to constitute the Company's Quarterly Financial Statement.

    1.135 "Registrable Securities" is defined in the Registration Rights Agreement.

    1.136    Registration Expenses" is defined in the Registration Rights
Agreement.

    1.137 "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, by and between NDE and the Purchaser.

    1.138 "Related Documents" means the Subordinated Security Agreement, the Pledge Agreement, the Put Option Agreement, the Preemptive Rights Agreement, the Registration Rights Agreement, the Co-Sale Agreement and the Warrant Certificate.

    1.139    "Reorganization Event" is defined in the Warrant Certificate.

    1.140 "Representation(s) and Warranty(ies)" means the representations and warranties of the Sellers set forth in Section 5 and in any certificate of the Sellers delivered pursuant to Section 4.

    1.141 "Reporting Covenants" means the covenants of the Company set forth in Section 7.

    1.142    "Repurchase Price" is defined in the Put Option Agreement.

    1.143 "Responsible Officer" means the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration of its controllership function.

    1.144    "Restricted Payments" means any of the following:

             (i)     any dividend on any class of NDE's Capital Stock;

             (ii) any other distribution on account of any class of the Company's Capital Stock;

             (iii) any redemption, purchase or other acquisition, direct or indirect, of any shares of NDE's Capital Stock (other than pursuant to the Put Option); and

             (iv) any management, consulting and other fees paid to Proactive, Lagunitas, their respective partners and employees and their successors and assigns (other than as provided for in this Agreement).

Notwithstanding the foregoing, Restricted Payments shall not include (A) dividends paid, or distributions made, in Capital Stock of NDE; or (B) exchanges of Capital Stock of NDE for another class of Capital Stock of NDE, except to the extent that cash or other non-stock value is involved in such exchange.

    1.145    "Rights Offering" is defined in the Preemptive Rights Agreement.

    1.146 "SEC" means the United States Securities and Exchange Commission (or any governmental body or agency succeeding to its functions).

    1.147 "Secured Obligations" is defined in the Pledge Agreement and in the Subordinated Security Agreement.

    1.148 "Secured Party" is defined in the Subordinated Security Agreement and the Pledge Agreement.

    1.149    "Securities Act" is defined in the Registration Rights Agreement.

    1.150 "Security Agreements" means collectively, the Senior Security Agreement, the Subordinated Security Agreement and the Pledge Agreement.

    1.151 "Security Documents" means the Subordinated Security Agreement and the Pledge Agreement.

    1.152 "Security Reports" means all financial statements, proxy statements, notices and reports furnished to the shareholders or securities holders of the Company and all registration statements and reports (including reports on Forms 10-K, 10-Q and 8-K) filed with the SEC.

    1.153 "Sellers" means NDE, TCI, USTMAN, Testing & Equipment, Proeco and Canada.

    1.154    "Selling Shareholder" is defined in the Co-Sale Agreement.

    1.155 "Senior Lender" means Bank One Texas, N.A. as lender under the Senior Loan Agreement, together with its successors and assigns in such capacity.

    1.156 "Senior Loan Agreement" shall have the meaning set forth in Paragraph C, and including all extensions, renewals and refinancings thereof.

    1.157 "Senior Loans" shall have the meaning specified in Paragraph C, including all extensions, renewals and refinancings thereof.

    1.158 "Senior Indebtedness" means the Senior Loans, and Indebtedness incurred pursuant to the terms of any agreement (other than the Senior Loan Agreement) between the Sellers and any bank or financial institution providing for revolving credit loans secured by the Collateral and Mortgage Collateral; provided, that any such other agreement shall have been consented to by the Purchaser, which consent shall not be unreasonably withheld, and the lender with respect thereto shall have been granted a first perfected security interest in the Collateral on terms substantially equivalent to those set forth in the Security Agreement.

    1.159 Senior Security Agreement" means the Security Agreement dated as of the date hereof by and among the Sellers and the Senior Lender, as modified, amended or restated from time to time, together with any other agreements securing the payment of the obligations evidenced by the Senior Loans or under the Senior Loan Agreement.

    1.160    "Share Interests" is defined in the Pledge Agreement.

    1.161    "Stated Interest Rate" is defined in the Note.

    1.162 Stock Purchase Agreement" shall have the meaning set forth in Paragraph B.

    1.163 "Subordinated Debt" means Indebtedness of the Company which is subordinated, in a manner satisfactory to and approved in writing by the Purchaser, to the Indebtedness of the Company evidenced by the Note.

    1.164 "Subordinated Security Agreement" means the Security Agreement-Personal Property dated as of the date hereof by and among the Sellers and the Purchaser, as modified, amended or restated from time to time, together with any other agreements securing the payment of the obligations evidenced by the Note or under this Agreement.

    1.165 "Subsidiary" means any corporation, all of the stock of every class of which, except directors' qualifying shares, shall at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

    1.166    "Subsidiary Stock" is defined in the Pledge Agreement.

    1.167 "Net Worth" means at a particular date, the sum of preferred stock (if any), par value of common stock capital in excess of par value of common stock, and retained earnings less treasury stock (if any) determined on a consolidated basis in accordance with GAAP.

    1.168 "TCI" means Tanknology/NDE Corporation, a Delaware corporation, together with its successors and assigns.

    1.169 "TEI" means Tanknology Environmental, Inc., a Texas corporation, together with its successors and assigns.

    1.170 "Total Liabilities" of any Person shall mean, as of any date, all amounts which would be included as liabilities on a balance sheet of such Person as of such date prepared in accordance with GAAP.

    1.171 "Transfer" means, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

    1.172    "Trigger Event" is defined in the Put Option Agreement.

    1.173 "UCC" means the Uniform Commercial Code as in effect in the State of Ohio.

    1.174 "USTMAN" means USTMAN Industries, Inc., a Delaware corporation, together with its successors and assigns.

    1.175    "Valuation Amount" is defined in the Put Option Agreement.

    1.176    "Voluntary Insolvency Default" is defined in the Note.

    1.177 "Voting Power" means with respect to any corporation the power to vote for or designate members of the board of directors of such corporation, whether exercised by virtue of the record ownership of stock, under a close corporation or similar agreement or under an irrevocable proxy.

    1.178 "Warrant Certificate" means, the Warrant Certificate dated October 25, 1996 issued by NDE to the Purchaser evidencing 13,022,920 Warrants.

    1.179    "Warrant Shares"is defined in the Registration Rights Agreement.

    1.180    "Warrants" is defined in the Warrant Certificate.

    SECTION 2.  PURCHASE AND SALE OF THE NOTES.

    Upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall issue and sell to Purchaser and Purchaser shall purchase from the Sellers for a purchase price of $8,000,000, a Senior Subordinated Note due December 31, 2001, and dated as of the Closing Date ("Note") made payable by the Sellers to the Purchaser in the principal amount of $8,000,000. Such purchase and sale shall be consummated on the Closing Date as provided for in this Agreement, and on such date the Purchaser shall make payment of the purchase price of the Note being purchased by wire transfer to an account designated by the Company.

    SECTION 3.  ISSUANCE OF WARRANTS.

    Upon the terms and subject to the conditions set forth in this Agreement, NDE shall issue and sell to Purchaser and Purchaser shall purchase from NDE for a purchase price of $100, warrants to purchase Common Shares of NDE evidenced by the Warrant Certificate dated as of the Closing Date in the form of Exhibit
B. Such sale and purchase shall be consummated on the Closing Date as provided for in this Agreement.

    SECTION 4.  CONDITIONS TO CLOSINGS.

    The obligations of the Purchaser to purchase the Note and the Warrants on the Closing Date is subject to the fulfillment in a manner reasonably satisfactory to the Purchaser and their counsel, of each of the following conditions precedent.

         (a) Senior Loan Agreement. The Senior Loan Agreement shall have been duly executed and delivered by the Senior Lender and the Sellers and be in full force and effect, and: (i) the Senior Lender shall have advanced at least $8,000,000 of the Senior Indebtedness to the Sellers under the Senior Loan Agreement simultaneously with the payment of the purchase price for the Note;
(ii) no event of default or event which with notice, lapse of time or both would constitute an event of default under the Senior Loan Agreement shall have occurred and be continuing; (iii) to the best knowledge of the Sellers each of the representations and warranties of the Sellers set forth in the Senior Loan Agreement is true and correct as of the Closing Date; (iv) the Senior Lender has not waived compliance with any covenant set forth in the Senior Loan Agreement or waived the breach of any representation or warranty set forth in the Senior Loan Agreement as of the closing Date; and (v) the Senior Lender and the Purchaser shall have executed and delivered the Intercreditor Agreement.

         (b) Stock Purchase Agreement. The Stock Purchase Agreement shall have been duly executed and delivered by NDE and TEI, and: (i) the Acquisition Transaction shall have been consummated upon the terms and subject to the conditions set forth in the Stock Purchase Agreement; (ii) $8,000,000 of the proceeds of the Senior Indebtedness shall have been applied to the payment of the purchase price provided for under the Stock Purchase Agreement; (iii) $4,000,000 of the proceeds of the sale of the Note shall have been applied to the payment of the purchase price provided for under the Stock Purchase Agreement simultaneously with the payment of the purchase price for the Note;
(iv) to the best knowledge of the Sellers after reasonable investigation by NDE each of the representations and warranties of TEI is true and correct in all material respects as of the Closing Date; and (v) NDE has not waived compliance with any covenant set forth in the Stock Purchase Agreement or waived the breach of any representations or warranty set forth in the Purchase Agreement.

         (c) Execution and Delivery of Related Documents. Each of the following Related Documents, each dated and effective as of the Closing Date, shall have been duly executed and delivered by all parties thereto:

             (i)     the Note;

             (ii)    the Warrant Certificate;

             (iii)   the Subordinated Security Agreement;

             (iv)    the Pledge Agreement;

             (v)     the Put Option Agreement;

             (vi)    the Registration Rights Agreement;

             (vii)   the Co-Sale Agreement;

             (viii)  the Preemptive Rights Agreement;

             (ix)    Consulting Agreement; and

             (x)     the Commitment Letter.

         (d) Certificates, Opinions, and Other Documents. The following certificates, opinions and other documents shall be delivered by or on behalf of the Sellers:

             (i) a certificate of NDE executed by Chairman of the Board of NDE in the form of Exhibit C certifying compliance with the closing conditions set forth in this section;

             (ii) United States Small Business Administration Size Status Declaration;

             (iii) United States Small Business Administration Use of Proceeds Declaration;

             (iv) certified copies of the corporate resolutions of each Seller authorizing the execution, delivery and performance of its obligations under this Agreement, the Note, the Related Documents and any other documents to be delivered pursuant to this Agreement;

             (v) certified copies of each Seller's Certificate of Incorporation, including any and all amendments thereto, and a certified copy of the bylaws of each Seller as in effect on the Closing Date;

             (vi) a certificate of the Secretary of each Seller certifying the names of the officers of the Sellers authorized to sign this Agreement, the Related Documents and any other documents or certificates to be delivered pursuant to this Agreement by the Sellers, together with the true signatures of such officers;

             (vii) an opinion of counsel for the Sellers, addressed to the Purchaser, in the form of Exhibit D;

             (viii) certificates evidencing the Subsidiary Stock pledged to the Purchaser pursuant to the Pledge Agreement, together with duly executed stock powers delivered to the Senior Lender;

             (ix) UCC-1s with respect to the Collateral under the Subordinated Security Agreement and Pledge Agreement in the forms and as provided for herein; and

             (x) such other opinions, certificates, affidavits, documents and filings, including any and all UCC filings, as the Purchaser may deem reasonably necessary or appropriate.

         (e) Disbursements and Deliveries. The following disbursements shall have been made out of the proceeds of the sale of the Note:

             (i) $100 paid to NDE as payment of the purchase price for the Warrants;

             (ii)    $160,000 paid to the Purchaser as a closing fee;

             (iii) $25,000 paid to the Purchaser as reimbursement of expenses as provide for in Section 12(c);

             (iv)    $320,000 to McGettigan & Wick, Inc. as consulting fees;
                     and

             (v) the balance of such proceeds paid to TEI as partial payment of the purchase price provided for in the Stock Purchase Agreement.

    SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLERS.

    The representations and warranties of the each Seller set forth in this
Section 5 shall survive the purchase and sale of the Note and Warrants, and any investigation made by the Purchaser shall not diminish the right of the Purchaser to rely upon such representations and warranties. Each Seller represents and warrants to the Purchaser as follows.

         (a) Organization. Each Seller is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and the execution, delivery and performance of this Agreement, each of the Related Documents and of any instrument or agreement required by this Agreement and each of the Related Documents are within such Seller's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organizational documents of the Seller.

         (b) Subsidiaries. Immediately after the date of Closing, NDE will not have any Subsidiaries or own any Capital Stock, other than the Subsidiary Stock, partnership interest, membership interest or other equity interest in or of any other entity.

         (c) Good Standing. Each Seller is properly licensed and in good standing in each state in which the Seller is doing business and such Seller has qualified under, and complied with, where required, the fictitious name statute of each state in which such Seller is doing business and where the failure to do so would have a material adverse affect on the Company's financial condition or operations.

         (d) Information Submitted. Any audited consolidated Annual Financial Statements and unaudited Quarterly Financial Statements of the Company submitted by the Company to the Purchaser have been prepared in accordance with GAAP consistently applied and fairly present the financial condition of the Company as at the dates thereof and the results of its operations for the periods then ended.

         (e) No Material Adverse Change. There has been no material adverse change in the consolidated financial condition of Company since the later of
(i) August 31, 1996, and (ii) date of the most recent Financial Statements submitted to the Purchaser.

         (f) Disclosure. Neither this Agreement nor any other document, opinion, Accounting Statement, certificate or statement by an officer of any Seller furnished or made by or on behalf of the Seller in connection with the transactions contemplated in this Agreement, including the Acquisition Transaction, contains any untrue statement of a material fact or omits to a state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of the Sellers, there is no fact peculiar to any Seller which materially and adversely affects or in the future may (so far as the Sellers can reasonably foresee) materially and adversely affects the business, property or assets or financial condition of the Company which has not been disclosed to the Purchaser in this Agreement or in other documents, opinion, Accounting Statements, certificates or statements furnished to or made by or on behalf of the Seller to the Purchaser in connection with the transactions contemplated by this Agreement.

         (g) No Conflicts. The execution, delivery and performance of this Agreement, the Related Documents and any other instrument or agreement required by this Agreement are not in conflict with any law or any material indenture, agreement or undertaking to which the Seller is a party or by which any Seller is bound or affected.

         (h) Enforceability. This Agreement is a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms and each Related Document, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable in accordance with their respective terms, except, in either case, as enforcement thereof may be affected by bankruptcy, moratorium, insolvency or similar laws affecting creditors' rights generally or by the application by a court of equitable principles.

         (i) Ownership of Collateral. All Collateral is owned, and all Collateral acquired hereafter will be owned, legally and beneficially, by the Sellers free and clear of all security interests, liens, encumbrances, adverse claims and rights of others except for the rights of the Senior Lender and the Purchaser under the Security Agreements and those consented to in writing by the Senior Lender and the Purchaser, except for Permitted Liens.

         (j) Financing Statements. No financing statement, security agreement, or other Lien instrument covering all or any part of the Collateral is on file in any public office, except as may have been filed in favor of the Senior Lender or the Purchaser pursuant to this Agreement. The Seller does not do business and has not done business within the past five (5) years under a trade name or any name other than its legal name set forth at the beginning of this Agreement, except as specified in Schedule 5(j).

         (k) Perfected Security Interest in Collateral. Except for the filing of financing statements (and continuation statements, where appropriate) with respect to the Collateral and the delivery to the Purchaser of any Collateral as to which possession is the only method of perfecting a security interest therein, no further action is necessary in order to establish and perfect the Purchaser' lien on or perfected security interest in the Collateral, which lien shall be second only to the lien of the Senior Lender.

         (l) Compliance with Laws. To the best of the knowledge of the Seller, each Seller has complied with all federal, state and local laws, rules and regulations affecting the business of such Seller, where the failure to comply (in any one instance or in the aggregate) would have a material adverse affect on the business, condition (financial or otherwise) or operations of such Seller.

         (m) Environmental Compliance. Each Seller and all of its properties and facilities have, at all time and in all respects, complied with all Environmental Laws, except where the failure to comply would not have a material adverse effect on the business, condition (financial or otherwise) or operations of such Seller, assuming all such instances of non-compliance were brought to the attention of appropriate governmental authorities.

         (n) Labor and Employee Relations Matters.

             (i) No Seller is and no Seller expects to be the subject of any union organizing activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of the Sellers, threatened to be called against such Seller; and no Seller has not violated any applicable federal or state law or regulation relating to labor or labor practices, where the failure to comply (in any one instance or in the aggregate) would have a material adverse affect on the business, condition (financial or otherwise) or operations of such Seller.

             (ii) No present or former employees of any Seller have advanced claims in writing against the Seller (whether under any foreign, federal, state or common law, through a government agency, under an employment agreement, collective bargaining agreement, personal service or independent contractor agreement or otherwise) that are currently pending for (a) overtime pay, other than overtime pay for the current payroll period; (b) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period); (c ) vacations, time off (including, without limitation, potential sick leave) or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current Fiscal Year; (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work; (e) discrimination against employees on any basis; (f) unlawful employment or termination practices; (g) unfair labor practices or alleged violations of collective bargaining agreements; (h) any violation of occupational safety and/or health standards; (i) benefits under any employee plans or compensation arrangement; and (j) breach of any employment, personal service or independent contractor agreement, except any such claims which, in the aggregate, do not exceed $100,000.

             (iii) There is not pending against any Seller or, to the knowledge of the Sellers threatened, any labor dispute, strike or work stoppage that does or may materially affect or materially interfere with the Seller's operations.

             (iv) There is not pending or, to the knowledge of the Sellers threatened, any charge or complaint against any Seller by or before the National Labor Relations Board, any representative thereof, or any comparable foreign or state agency or authority.

             (v) All collective bargaining agreements to which any Seller is a party have been furnished to the Purchaser.

         (o) No Event of Default. No event has occurred and is continuing or would result from the transactions described in this Agreement which constitutes a Default or an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default.

         (p) Litigation. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of any Seller threatened, against or affecting any Seller or its property, the adverse determination of which will have a material adverse affect the Company's financial condition or operation or impair any Seller's ability to perform its obligations hereunder or under any instrument or agreement required hereunder.

         (q) Taxes. All tax returns required to be filed by each Seller in any jurisdiction have been filed or extended and all taxes, assessments, fees and other governmental charges upon any Seller or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of such Seller. The Sellers have no knowledge of any proposed tax assessment against any Seller.

         (r) Securities Act. No Seller has issued any unregistered securities in violation of the registration requirements of the Securities Act, any applicable state securities law, or of any other requirement of law, and is not violating any rule, regulation, or requirement under the Securities Act or the Exchange Act, where the failure to comply (in any one instance or in the aggregate) would have a material adverse affect on the business, condition (financial or otherwise) or operations of such Seller. No Seller is required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Note.

         (s) Indebtedness. Immediately after the date of Closing, the Company will not have any outstanding Indebtedness other than the Note, the Senior Loans, accounts payable and other indebtedness incurred in the ordinary course of business, except as set forth in Schedule 5(s).

         (t) ERISA Plan. The Company has no ERISA Affiliates and does not currently maintain, contribute to, have any requirements to contribute to or have any liability, whether absolute or contingent, with respect to any ERISA Plan.

    SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

    The representations and warranties of the Purchaser set forth in this
Section 6 shall survive the purchase and sale of the Note and Warrants, and any investigation made by the Sellers shall not diminish the right of the Sellers to rely upon such representations and warranties. The Purchaser represents and warrants to the Sellers as follows.

         (a) Organization. The Purchaser represents and warrants that it is a limited partnership duly organized and validly existing under the laws of the state of its formation and the execution, delivery and performance of this Agreement, each of the Related Documents and of any instrument or agreement required by this Agreement, or each of the Related Documents are within its powers, have been duly authorized, and are not in conflict with the terms of any provision of its partnership agreement or other organizational papers.

         (b) No Conflicts. The execution, delivery and performance of this Agreement, the Related Documents and any other instrument or agreement required by this Agreement are not in conflict with any law or of any material indenture, agreement or undertaking to which the Purchaser is a party or by which the Purchaser is bound or affected.

         (c) Enforceability. This Agreement is a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, the Related Documents and any other instrument or agreement required under this Agreement, when executed or delivered, will be legal, valid, binding and enforceable.

         (d) Authorization and Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other Person pursuant to applicable law, and no lapse of the waiting period under the applicable law, is necessary or required in connection with the execution, delivery and performance by the Purchaser or enforcement against the Purchaser of this Agreement or the transactions contemplated hereby.

         (e) Experience. The Purchaser is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has substantial experience in evaluating and investing in securities of companies similar to the Sellers and has made investments of securities other than those of the Sellers. The Purchaser acknowledges that by reason of its business or financial experience and financial condition, it has the ability to analyze and bear the entire risk of its investment pursuant to this Agreement.

         (f) Investment Intent. The Purchaser is acquiring its Note, Warrant Certificate and Warrant Shares for investment for its own account, not as a nominee or agent and not with a view to, or for resale in connection with, any distribution thereof. The Purchaser may sell a beneficial interest (but not of record) in not more than $350,000 Principal Amount of the Note and a proportionate share of the Warrants to not more than 10 Accredited Investors (as defined in the Exchange Act) who are either Affiliates of the Purchaser or NDE. The Purchaser understands that the issuance and sale of such securities purchased by it hereunder (and the issuance to the Purchaser of Warrant Shares upon the conversion of the Warrant Certificate) have not been, and will not be, subject to a registration statement filed under the Securities Act or any applicable state securities law by reason of a specific exemption from the registration provisions of the Securities Act and such state securities laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representation as expressed herein.

         (g) Rule 144. The Purchaser acknowledges that the securities which could be acquired hereunder are restricted securities within the meaning of Rule 144 promulgated under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits the limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions including, without limitation, the existence of a public market for the securities, the availability of certain current public information about the Sellers, the resale occurring not less than two years after a party has purchased and paid for any security to be sold, the sale being effected through a "broker's transaction" or a transaction directly with a "market maker" as provided by Rule 144(f), and the number of securities being sold during any three-month period not exceeding specified limitations.

         (h) Knowledge of Purchaser. The Purchaser is aware of and has investigated the Sellers' business, management and financial condition, has had the opportunity to inspect the Sellers' facilities and has had access to such other information about the Sellers as the Purchaser has deemed necessary and desirable to reach an informed and knowledgeable decision to acquire the securities to be purchased by it hereunder. The purchase of such securities is not a result of an advertisement of an offering in connection with the sale of such securities.

    SECTION 7.  FINANCIAL REPORTING.

    The obligations and covenants of the Sellers set forth in this Section 7 shall terminate upon the later to occur of (i) the exercise or expiration of the Put Option and (ii) the date upon which the Purchaser is no longer the holder of any Note, Warrants or Warrant Shares.

    7.1  FINANCIAL REPORTS.

    The Sellers shall deliver, or shall cause to be delivered to the Purchaser the following financial reports within the applicable time periods specified in this Section.

         (a) Annual Financial Statements. The Annual Financial Statements shall be delivered within ninety (90) days after the end of each Fiscal Year, and shall be accompanied by the applicable Audit Report, Accountant's Statement, CFO Certificate and Compliance Certificate.

         (b) Quarterly Financial Statements. The Quarterly Financial
Statements shall be delivered within forty-five (45) days after the end of each Quarter (other than the fourth Quarter) of each Fiscal Year, and shall be accompanied by the applicable CFO Certificate and Compliance Certificate.

         (c) Monthly Financial Statements. The Monthly Financial Statements shall be delivered promptly upon their dissemination to management of the Company.

         (d) Projected Financial Statements. The projected Financial Statements with respect to each succeeding Fiscal Year shall be delivered with sixty (60) days after the end of the preceding Fiscal Year.

         (e) Securities Reports. Any Securities Reports shall be delivered promptly upon their delivery to shareholders, securities holders or the SEC.

         (f) Lender Reports. Any Lender Reports shall be delivered promptly upon their delivery to any lender or note holder.

         (g) Management Letters. Any Management Letters shall be delivered promptly after receipt thereof.

         (h) Minutes. Any Minutes shall be delivered promptly upon the recording of such Minutes in the records of the Company.

    7.2  OTHER INFORMATION.

    Promptly upon reasonable written request therefor, the Sellers shall furnish (or cause to be furnished) to the Purchaser other financial or other information with respect to the Company available in the books, records and files of the Company; provided, however, that if such information cannot be furnished without undue expense, the Sellers may require the Purchaser to reimburse it for all reasonable out-of-pocket expenses incurred in connection with furnishing such information.

    7.3  RULE 144A.

    The Sellers shall upon the reasonable written request of the Purchaser, furnish to any qualified institutional buyer (as such term is defined in Rule 144A under the Securities Act) designated by the Purchaser, such financial or other information as the Purchaser reasonably determines is necessary in order to afford compliance with the applicable information requirements under Rule 144A under the Securities Act in connection with any proposed sale of the Warrants or Warrant Shares except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

    7.4 PREPARATION OF ANNUAL AND QUARTERLY FINANCIAL STATEMENTS IN ACCORDANCE WITH GAAP.

    The Sellers shall maintain adequate books, accounts and records, and prepare all Annual and Quarterly Financial Statements required to be delivered to the Purchaser pursuant to this Section in accordance with GAAP applied in a manner consistent with the practices, policies and procedures applied in connection with the preparation of the financial statements of the Company initially delivered to the Purchaser, except for any changes in such practices, policies and procedures permitted or approved in the manner provided for in this Section.

    7.5  CHANGES IN GAAP AND IN PRACTICES, POLICIES AND PROCEDURES.

         (a) Notice of Proposed Change. In the event that the Company proposes to make any material change in any of the practices, policies or procedures applied in connection with the preparation of its Annual or Quarterly Financial Statements, the Company shall:

             (i) notify the Purchaser in writing of such proposed change at least forty-five (45) days prior to the required delivery date of the first Annual or Quarterly Financial Statement that will be effected by such proposed change;

             (ii) state in reasonable detail in such notice the reason for such change, including, if applicable, a description of any change in GAAP that occasion such change;

             (iii) submit with such notice a written statement by the chief financial officer of the Company and the Accountants describing the anticipated effect, if any, of the proposed change to the computation of the Financial Tests, or stating that in their opinion such proposed change will have no material effect on the computation of such Financial Tests; and

             (iv) in the event such proposed change will have a material effect on the computation of such Financial Tests, submit with each Compliance Certificate a written reconciliation in reasonable detail demonstrating the computation of the Financial Tests as if such change had not been made.

         (b) Consent to Change. Unless such change in practices, policies or procedures is required by a change in GAAP, the Company shall not adopt any such proposed change without the written consent of the Purchaser, which consent shall not be unreasonably withheld by the Purchaser; provided, however, that the Company shall not permit the Company to change its Fiscal Year without the written consent of the Purchaser, which consent may be withheld in the exercise of its sole discretion.

         (c) Effect of Change on Financial Tests. In the event that any such change in policies, practice or procedures would materially affect the computation of any Financial Test, and unless this Agreement is amended to make appropriate modifications to such Financial Test, compliance with all such Financial Test shall be determined on a proforma basis without giving effect to any such change.

    7.6  NOTICE OF CERTAIN EVENTS.

    The Sellers shall give prompt written notice to the Purchaser of the occurrence of any of the following events:

             (i)     a Default;

             (ii) the occurrence of any event which with notice, lapse of time or both would constitute an event of default under any Senior Indebtedness;

             (iii) all litigation affecting the Company where the amount claimed is Two Hundred Fifty Thousand Dollars ($250,000) or more;

             (iv) any substantial dispute which may exist between the Company and any governmental regulatory body or law enforcement authority;

             (v) Any other matter which has resulted or is likely to result in a material adverse change in the Company's financial condition or operations;

             (vi) the loss or destruction of any material asset of the Company;

             (vii) the entering into any agreement or letter of intent with respect to any Trigger Event;

             (viii)  the occurrence of any Trigger Event; and

             (ix)    any change in the Exercise Price.

    7.7  INSPECTIONS.

         (a) Books, Records, Audits and Inspections. The Sellers shall maintain adequate books, accounts and records and prepare all Annual, Quarterly or Monthly Financial Statements required hereunder in accordance with GAAP consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over the Company or the Company's business and permit employees or agents of the Purchaser at any reasonable time to inspect Company's properties, and to examine or audit the Company's books, accounts and records and make copies and memoranda thereof.
In the event any properties, books, accounts or records are in the possession of or under the control of a third party, the Company shall direct and hereby authorize such third party to permit access to the Purchaser's employees or agents for the purpose of performing the inspections, appraisals, examinations or audits permitted under this Section, and to respond to any reasonable requests from the Purchaser for information concerning the amount, status or condition of any assets in a third party's possession or control.


    7.8  LATE DELIVERY OF ACCOUNTING STATEMENTS.

    In the event that Sellers fail to deliver to Purchaser any Financial Report required to be delivered pursuant to clause (a), (b), (c) or (d) of Section 7.1 within 5 Business Days after the required delivery date, the Purchaser may, in the exercise of its discretion, by Notice to the Sellers, assess a late delivery fee of $1,000 with respect to each such late delivery plus $100 per Business Day from the date of such Notice continuing until such Financial Report has been delivered; provided, however, that the maximum assessment with respect to the delivery of any one Financial Report shall be $2,500. The Sellers shall pay any such assessment upon demand. The assessment of any such late delivery fee shall not constitute a waiver of the associated Default, and no such Default shall be deemed to have been remedied unless and until any such assessment has been paid.

    SECTION 8.  AFFIRMATIVE COVENANTS.

    Until the later to occur of (i) the Maturity Date and (ii) the Put Option is exercised or expires, the Sellers shall, unless the Purchaser waives compliance therewith in writing:

         (a) Insurance. Insure and maintain insurance upon all of its assets and business properties and public and product liability insurance with responsible and reputable insurers of such character and in such amounts as are usually maintained by companies engaged in like business.

         (b) Payment of Taxes and Claims. Pay all taxes, assessments and other governmental charges imposed upon any of their properties or assets or in respect of any of their franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become due and payable or become a lien or charge upon any of any of their properties or assets, provided that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge, tax, assessment or claim need be paid if the amount, applicability or validity thereof is currently being contested in good faith and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

         (c) Compliance with Laws. Comply in all material respects with all applicable statutes, laws, ordinances and governmental rules, regulations and orders including, but not limited to, all Environmental Laws, to which it is subject or which are applicable to its business, properties and assets if noncompliance therewith would materially adversely affect such business.

         (d) Preservation of Existence. Except as expressly permitted in
Section 9(g), (h) or (k), preserve and maintain its corporate existence, as the case may be, and its rights, franchises and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to do so would have a material adverse affect on the Company's financial condition or operations.

         (e) Maintenance of Tangible Assets. Maintain its tangible assets in good condition and repair in accordance with the requirements of its business and shall not permit any action or omission which might materially impair the value thereof, normal wear and tear excepted.

         (f) Performance of Contracts. Perform and comply with, in accordance with its terms, all material provisions of each and every material contract, agreement or instrument now or hereafter binding upon it, except to the extent it may contest the provisions thereof in good faith and by proper proceedings.

         (g) Director. A representative chosen by the Purchaser shall be a member of the Board of Directors of NDE and the number of members of Board of Directors shall not, without the consent of the Purchaser, exceed seven.

    SECTION 9.  NEGATIVE COVENANTS.

    Until the later to occur of (i) the Maturity Date and (ii) the Put Option is exercised or expires hereunder, the Sellers shall not, unless the prior written consent of the Purchaser is obtained:

         (a) Other Indebtedness. Create or incur, contract, assume, have outstanding, guarantee or otherwise be or become directly or indirectly liable in respect of any Indebtedness; provided, however, that this Section shall not be deemed to prohibit:

             (i)     The Senior Indebtedness;

             (ii) Up to $750,000 of Indebtedness (excluding existing Indebtedness referred to in (v) below).

             (iii) Lease financing or purchase money for equipment which is secured by the equipment so leased or purchased;

             (iv)    Indebtedness of any Subsidiary to NDE or another
                     Subsidiary;

             (v)     existing Indebtedness identified in Schedule 5(s); and

             (vi) Indebtedness incurred under the Commitment Letter up to a maximum principal amount of $1,000,000.

         (b) Prepayments. Pay any Indebtedness prior to its scheduled maturity or scheduled payment date other than the Note or the Senior Loans.

         (c) Liens. Grant, create, incur, assume, permit or suffer to exist any Lien, upon any of its properties or assets, whether now owned or hereafter acquired, except, to the extent not otherwise prohibited hereunder:

             (i) other Liens incidental to the conduct of its business or the ownership of its property and assets which do not secure Indebtedness and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

             (ii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to NDE or another Subsidiary; and

             (iii)   Permitted Liens.

         (d) Leases. Enter into or permit to remain in effect any operating lease as lessee, other than operating leases entered into in the ordinary course of the Company's business.

         (e) Loans, Advances and Investments. Make any loan, advance, or capital contribution to, or investment in (including any investment in any corporation, joint venture or partnership), or purchase or otherwise acquire any of the Capital Stock, securities or evidences of indebtedness of, any Person (collectively "Investment"), or otherwise acquire any interest in, or control of, another Person, except for the following:

             (i)     Cash Equivalents;

             (ii) Any acquisition of securities or evidences of indebtedness of others when acquired by the Company in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of the Company;

             (iii) Make or permit to remain outstanding travel and other advances to officers and employees of NDE or a Subsidiary in the ordinary course of business; and

             (iv) other loans, advances and investments (including loans, advances and investments to or in Subsidiaries), provided that the aggregate amount thereof, at original cost, at no time exceeds $100,000.

         (f) No Acquisition or Merger. Acquire by purchase or otherwise all or substantially all of the assets or Capital Stock of any Person. Merge or consolidate with or into any Person, except that:

             (i) Any Subsidiary may merge or consolidate with or into NDE, provided that NDE is the continuing or surviving corporation;

             (ii) Any Subsidiary may merge or consolidate with or into another Subsidiary; and

             (iii) Subject to the provisions of Section 3 of the Warrant Certificate, the Company may merge with any other solvent corporation, provided that (A) the Company shall be the continuing or surviving corporation and (B) no Event of Default exists or would exist immediately after giving effect to such merger.

         (g) Sale of Stock or Indebtedness of Subsidiaries. Sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to NDE or another Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary at the time owned by or owed to NDE and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the NDE) at the time of sale of the shares of stock and Indebtedness sold; provided, that (A) such sale or other disposition, if treated as a transfer of assets of such Subsidiary, would be permitted by
Section 9(j) and (B) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned directly or indirectly, by NDE and all Subsidiaries are simultaneously being sold as permitted by this Section 9(g)).

         (h) Sales and Leasebacks. Dispose of any of its assets except for full, fair and reasonable consideration, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

         (i) Restrictions on Dividends. Directly or indirectly declare or make, or incur any liability to make any Dividend.

         (j) Transfers, Liquidations and Dispositions of Substantial Assets. Dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business, other than in the ordinary course of business, except that:

             (i)     Any Subsidiary may Transfer assets to NDE or another
                     Subsidiary;

             (ii) NDE or any Subsidiary may sell inventory in the ordinary course of business; and

             (iii) NDE or any Subsidiary may otherwise Transfer assets, provided that the assets Transferred shall not exceed $250,000 in any twelve Month period.

         (k) Restricted Payments. Make, pay or declare, or commit to make, pay or declare, any Restricted Payment without the prior written consent of the Purchaser except that so long as no Event of Default shall have occurred and be continuing, or would result therefrom, the Company may repurchase Common Shares from employees of the Company upon termination of employment pursuant to arrangements approved by the Board of Directors.

         (l) Business Activities. Engage in any business activities or operations substantially different from or unrelated to its present business.

         (m) Transactions with Affiliates. Enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any services, with any affiliate or any partner, officer or director thereof, enter into, assume or suffer to exist any employment or consulting contract with any affiliate or any partner, officer or director thereof or any former or current officer or director of the Company, except any transaction or contract which is in the ordinary course of the Company's business and which is upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arms-length transaction with a person not an affiliate.

         (n) Change of Control. Without the prior written consent of the Purchaser, permit any Change of Control.

         (o) ERISA Plans. Adopt or agree to maintain or contribute to any ERISA Plan without the prior written consent of the Purchaser which consent shall not be unreasonably withheld. The Company shall promptly notify the Purchaser in writing in the event an ERISA Affiliate adopts and ERISA Plan.

         (p) Change in Principal Office. Moves its principal office, executive office or principal place of business without prior written notice to the Purchaser.

         (q) Termination of Consulting Contract. NDE shall not terminate the Consulting Contract before its stated termination date without the prior written consent of the Purchaser.

    SECTION 10. FINANCIAL TESTS.

    Until payment in full of the Note and the performance by the Sellers of all its obligations hereunder, the Company shall, unless the Purchaser waives compliance therewith in writing, meet the following Financial Tests.

         (a) Total Liabilities to Net Worth Ratio. Maintain, at all times, a ratio of Total Liabilities less Subordinated Debt to Net Worth plus Subordinated Debt of not greater than the ratio set forth opposite the applicable period below:

         Period Ending                                 Ratio
         -------------                                 -----
         Closing Date through December 31, 1996        2.50:1.0
         Thereafter through December 31, 1997          2.00:1.0
         Thereafter through December 31, 1998          1.75:1.0
         Thereafter through December 31, 1999          1.50:1.0
         Thereafter through December 31, 2000          1.25:1.0
         Thereafter through December 31, 2001          1.00:1.0


         (b) Net Worth. Maintain a total Company Net Worth of not less than
90% of Company Net Worth at the Closing Date, plus (i) 60% of the Company's Net Income (if positive) subsequent to the Closing Date, calculated cumulatively as of the end of each Quarter beginning with the Quarter ending December 31, 1996, and (ii) 100% of any equity issued.


         (c) Debt Service Coverage Ratio. Maintain, as calculated at the end of each Quarter beginning December 31, 1997, a Debt Service Coverage Ratio of not less than 1.25 to 1.0 .

         (d) General and Administrative Expenses. Maintain general and administrative expenses at a level that (i) does not exceed $3,300,000 for each Quarter ending March 31, 1997, through September 30, 1997, and not exceeding 35% of revenues for each twelve Month period on a rolling four Quarter basis, beginning with the Quarter ending December 31, 1997.



    SECTION 11. EVENTS OF DEFAULT.

    The Events of Default shall be stated in the Note a form of which is attached as Exhibit A.

    SECTION 12. MISCELLANEOUS.

         (a) No Implied Rights or Waivers. No notice to or demand on the Sellers in any case shall entitle the Sellers to any other or further notice or demand in the same, similar and other circumstances. Neither any failure nor any delay on the part of the Purchaser in exercising any right, power or privilege hereunder or under the Note or Warrant Certificate shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of the same or the exercise of any other right, power or privilege.

         (b) Modifications, Amendments or Waivers. The Sellers and the Purchaser may from time to time enter into written agreements amending or changing any provision of this Agreement or the rights hereunder or give waivers or consents to a departure from the due performance of their obligations hereunder provided that no departure from the Company's due performance of its obligations hereunder shall be effective unless agreed to in writing by the Purchaser.

         (c) Expenses. The Sellers shall pay or cause to be paid and save the Purchaser harmless against liability for the payment of all reasonable out-of-pocket expenses, including counsel fees (including fees of Purchaser's outside counsel and Legal Department not to exceed $25,000) and disbursements, incurred or paid by the Purchaser in connection with (i) the due diligence inquiries, negotiation, development, preparation, execution and performance of this Agreement, the Note, the Subordinated Security Agreement, the Warrant Certificate, the Registration Agreement, the Put Option Agreement, the Preemptive Rights Agreement, the Co-Sale Agreement, the Pledge Agreement, the Intercreditor Agreement and the related transactions; (ii) any requested amendments, waivers or consents pursuant to the provisions hereof and thereof; and (iii) the enforcement of this Agreement, the Note, the Subordinated Security Agreement, the Registration Agreement, the Put Option Agreement, the Preemptive Rights Agreement and the Warrant Certificate, including such reasonable expenses as may be incurred by the Purchaser in collection of the Note.

         (d) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

         (e) Entire Agreement. This Agreement including the Exhibits or Schedules hereto, constitutes the entire agreement relating to the subject matter hereof among the Parties hereto. Each Party acknowledges that no representation, inducement, promise or agreement has been made, orally or otherwise, by any other Party, or anyone acting on behalf of any other Party, unless such representation, inducement, promise or agreement is embodied in this Agreement expressly or by incorporation.

         (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         (g) Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions of this Agreement shall nevertheless continue in full force and effect.

         (h) Third Party Beneficiaries. The obligations of each Party under this Agreement shall inure solely to the benefit of the other Parties, and no other person or entity shall be a third party beneficiary of this Agreement.

         (i) Rules of Construction. Unless otherwise specified, the following rules shall be applied in construing the provisions of this Agreement and the Related Documents.

             (i) Terms that imply gender shall be construed to apply to all genders.

             (ii) References to Sections, Schedules and Exhibits refer to the numbered Sections of, the Schedules of and the Exhibits attached to this Agreement or any Related Documents (as applicable).

             (iii) Headings to the various Sections of this Agreement or any Related Documents (as applicable) are included solely for purposes of reference and shall be ignored in construing the provisions of this Agreement or any Related Documents (as applicable).

             (iv) The Exhibits and Schedules attached to this Agreement or any Related Documents (as applicable) are incorporated herein by reference.

             (v) "Herein", "hereto", "hereof" and words of similar import refer to this Agreement or any Related Documents (as applicable).

             (vi) The word "and" connotes "each and every", and the word "or" connotes "any one or more".

             (vii) The word "including" connotes "including without limitation".

             (viii) Any reference to any law or regulation refers to that law or regulation as amended from time-to-time after the date of this Agreement or any Related Documents (as applicable) and to the corresponding provision of any successor law or regulation.

             (ix) Any reference to any agreement or other document in this Agreement or any Related Documents (as applicable) refers to that agreement or other document as amended from time-to-time after the date of this Agreement or any Related Documents (as applicable).

             (x) The recitals included in this Agreement or any Related Documents (as applicable) are the mutual representations of the Parties and are a part of this Agreement or any Related Documents (as applicable).

         (j) Notices. Any notice or other communication required or permitted to be made or given under this Agreement or any Related Documents (as applicable), shall be in writing and shall be deemed to have been received by the Party to whom it is addressed: (i) on the date indicated on the certified mail return receipt if sent by certified mail return receipt requested; (ii) on the date actually received if hand delivered or if transmitted by telefax (receipt of which is confirmed to sender); or (iii) one business day after such notice was delivered to an overnight delivery service, addressed, delivered or transmitted in each case as follows:


         PURCHASER:

         Banc One Capital Partners, L.P.
         150 East Gay Street, 24th Floor
         Columbus, Ohio 43215
         ATTENTION: William Leahy

         Telephone:  (614) 217-1305
         Telefax:    (614) 217-0192

         WITH A COPY TO:

         Banc One Capital Corporation
         150 East Gay Street, 24th Floor
         Columbus, Ohio 43215
         ATTENTION: General Counsel

         Telephone:  (614) 217-1249
         Telefax:    (614) 217-1217



         SELLERS:

         NDE Environmental Corporation
         8900 Shoal Creek Blvd.
         Building 200
         Austin, Texas 78758
         ATTENTION: President
         Telephone: (512) 451-6334
         Telefax: (512) 459-1459

         WITH A COPY TO:

         NDE Environmental Corporation
         712 Main Street, Suite 1700
         Houston, Texas 77002
         ATTENTION: Jay Allen Chaffee
         Telephone: (713) 223-5730
         Telefax: (713) 223-5379

         A Party's address for notice may be changed from time-to-time only by written notice given to each of the other Parties in accordance with this Section.

         (a) Assignment. Neither this Agreement nor any of the rights or duties hereunder may be assigned by any Party without the prior written consent of each of the other Parties, and any assignment attempted without such prior consent shall be null and void.

         (b) Further Acts and Documents. Each of the Parties hereby agrees to execute and deliver such further instruments and to do such further acts and things as may be necessary or desirable to carry out the purposes of this Agreement.

         (c) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute one in the same agreement.

    The Parties have caused this Agreement to be executed and delivered effective as of the date first written above.

SELLERS:                                  PURCHASER:


NDE ENVIRONMENTAL CORPORATION             BANC ONE CAPITAL PARTNERS, L.P.

                                          By:  BOCP Corporation, General Partner

By: /s/ JAY ALLEN CHAFFEE                 By:  /s/ JAMES H. WOLFE
    ----------------------------------       -------------------------------
        Jay Allen Chaffee,                         James H. Wolfe
        Chairman of the Board
                                          Its:     Authorized Signer
                                              ------------------------------
TANKNOLOGY/NDE CORPORATION

By: /s/ JAY ALLEN CHAFFEE
    -------------------------------

Its:    Chairman of the Board
     ------------------------------



USTMAN INDUSTRIES, INC.

By: /s/ JAY ALLEN CHAFFEE
    -------------------------------

Its:    Chairman of the Board
     ------------------------------


PROECO, INC.

By: /s/ JAY ALLEN CHAFFEE
    -------------------------------

Its:    Chairman of the Board
     ------------------------------


TANKNOLOGY OF CANADA (1988), INC.

By: /s/ JAY ALLEN CHAFFEE
    -------------------------------

Its:    President
     ------------------------------